Exhibit 15





Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549
Attention:  Document Control

Re:  The Southland Corporation Form S-8

We are aware that our reports dated April 21, 1998, July 30, 1998, and October 22, 1998, on our reviews of the interim condensed financial information of The Southland Corporation and Subsidiaries for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PricewaterhouseCoopers LLP
Dallas, Texas
December 7, 1998
















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